Exhibit 99.1

Contact:

Investor Relations

(630) 637-0315

investor@broadwindenergy.com

BROADWIND ENERGY ANNOUNCES RESULTS OF ANNUAL MEETING

Reincorporation in Delaware, Increase in Authorized Shares Among Actions Approved

Naperville, Ill., June 25, 2008 - Broadwind Energy, Inc. (BWEN - OTC) today announced the results of its 2008 Annual Meeting of Stockholders held June 20.  At the meeting, the Company’s stockholders approved changing the Company’s jurisdiction of incorporation from Nevada to Delaware and approved an amendment to the Company’s articles of incorporation that increased the Company’s authorized shares of common stock from 100,000,000 to 150,000,000.   The Company’s stockholders also elected six incumbent director nominees to the Company’s Board of Directors for one year terms: J. Cameron Drecoll, also the Company’s Chief Executive Officer; James M. Lindstrom, Chairman; Charles H. Beynon; Terence P. Fox; William M. Barrett; and David P. Reiland.

In other business, the Company’s stockholders approved the Broadwind Energy Inc. 2007 Equity Incentive Plan and ratified the appointment of Grant Thornton LLP as Broadwind’s independent registered public accounting firm.

Broadwind Energy Announces Annual Meeting Results

June 25, 2008

About Broadwind Energy, Inc.

Broadwind Energy, Inc. (BWEN-OTC), Naperville, Ill., owns, supports and strategically positions companies that manufacture, install and maintain components for energy and infrastructure-related industries with a primary emphasis on the wind energy sector. The company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction, operation and maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Brad Foote Gear Works, Inc., a precision gearing systems manufacturer in Cicero, Ill.; Energy Maintenance Service (EMS), a wind energy operation and maintenance service provider in Gary, S.D.; R.B.A., Inc., a heavy steel fabricator in Manitowoc, Wis.; Tower Tech Systems, Inc., a wind tower and monopile manufacturer in Manitowoc, Wis.; and Badger Transport, Inc., a heavy hauler in Clintonville, Wis. Broadwind and its platform companies employ close to 1,000 people across the United States. For more information, visit www.broadwindenergy.com.